Lexaria Launches Awareness Program VIA AGORACOM

KELOWNA, BC--(Marketwired - Mar 12, 2014) - Lexaria Corp. (OTCQB: LXRP) (CNSX: LXX) (the "Company" or "Lexaria") is pleased to announce it has signed a Market Awareness agreement with Agoracom.

Lexaria will receive significant exposure through millions of content brand insertions on the Agoracom network and extensive search engine marketing over the next 12 months. In addition, exclusive sponsorships of invaluable digital properties, such as Agoracom TV, the Agoracom home page and the Agoracom Twitter account, will serve to significantly raise the brand awareness of Lexaria among small-cap investors.

“Agoracom has demonstrated its ability to build brand awareness, and it is important that our corporate message be delivered accurately and thoroughly,” stated Chris Bunka, Chairman & CEO of Lexaria.

Lexaria intends to issue shares for services to Agoracom in exchange for the on-line advertising, marketing and branding services. Pursuant to the terms of the agreement, the company will be issuing $12,500 + HST Shares For Services Upon Commencement March 12, 2014. $12,500 + HST Shares For Services at end of Third month June 15, 2014. $12,500 + HST Shares For Services at end of Sixth Month September 15, 2014. $12,500 + HST Shares For Services at end of Ninth Month December 15, 2014.

The number of shares to be issued at the end of each period will be determined by using the five day average closing price of the shares of Lexaria on the CSE (Canadian Securities Exchange) in Canada preceding the issue dates listed above each period for which the advertising services will be provided by Agoracom.

The term of the agreement is 12 months, and Lexaria expects to issue the first tranche of shares on March 12, 2014.

About Lexaria

Lexaria's shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

About Agoracom

Agoracom is the pioneer of on-line investor relations, on-line conferences and on-line branding services to North American small- and mid-cap public companies. Agoracom is the home of more than 873,000 investors which visited 6.1 million times and read 57 million pages of information every year (average from 2008 to 2013).

Agoracom traffic ranks within the top 0.5 per cent of all websites around the world. These traffic results are independently tracked and verified by Google analytics. Agoracom traffic can be attributed to its strategy of maintaining the cleanest, moderated small-cap discussion as a result of implementing the first ever investor-controlled stock discussion forums.

Agoracom founder, George Tsiolis, publishes the leading blog on small- to mid-cap investor relations. His 50 small-cap chief executive officer lessons are a must-read for CEOs looking to increase their education and knowledge about on-line investor relations.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favorable for field work; no assurance that well treatments or workovers will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that any expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions including but not limited to surface flooding can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana business will provide any benefit to Lexaria and no assurance that the engagement of Agoracom will deliver any net benefit to the Company.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.